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                                                             EXHIBIT 99.17(a)(1)

                        BANK OF NEW YORK COMPANY, INC.
                                ONE WALL STREET
                           NEW YORK, NEW YORK 10286

                           BNY CAPITAL MARKETS, INC.
                                ONE WALL STREET
                           NEW YORK, NEW YORK 10286



                                March 13, 1997

BTV Acquisition Corporation
1900 W Place, N.E.
Washington D.C.  20018
Attention: Robert L. Johnson

Liberty Media Corporation
5619 DTC Parkway
Englewood, Colorado 80111
Attention: Robert R. Bennett

Gentlemen:

       You have discussed with us your intention to seek a $600 million senior secured credit facility (the "Facility") to be made available to BTV Acquisition
                              --------
Corporation, a Delaware corporation (the "Borrower"), for the purpose of (i)
                                          --------
financing the potential acquisition, through a merger (the "Acquisition"), of
                                                            -----------
the Borrower into BET Holdings, Inc. a Delaware corporation ("Holdings"), (ii)
                                                              --------
paying all fees, expenses and costs in connection with the Acquisition, (iii) refinancing the existing revolving credit facility of Black Entertainment Television, Inc., a District of Columbia corporation ("BET"), and
                                                       ---

(iv) general corporate purposes. Holdings is a holding company which owns a number of subsidiaries, including, without limitation, all of the issued and outstanding capital stock of BET. Subject to the qualifications and conditions set forth below, The Bank of New York Company, Inc. and BNY Capital Markets, Inc. are highly confident as of the date of this letter that they, directly or through any of their affiliates, could successfully arrange and fully syndicate the Facility.
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       Our expression of confidence is subject to the following qualifications and conditions. First, the Facility would have to be on terms and conditions, including, without limitation, pricing and fees and covenants, including maximum leverage and coverage ratios, that in our view are appropriate for a Facility of this size, type and purpose and that are satisfactory to us. Second, the Acquisition would have to be structured on terms and conditions satisfactory to us, including, without limitation, the purchase price on both a per share and aggregate basis. Third, the results of our due diligence with respect to the Acquisition, the Facility, the Borrower, Holdings and all of its subsidiaries, including, without limitation, BET, which due diligence has not yet commenced, would have to be satisfactory to us. Fourth the capital structure of the Borrower, Holdings and BET would have to be on terms and conditions satisfactory to us. Fifth, the documentation for the Facility and the Acquisition would have to be satisfactory to us. Sixth, no material adverse change shall have occurred in the market for senior-debt financings. Seventh, no material adverse change (including, without limitation, arising from any litigation or other proceeding, now existing or hereafter commenced) shall have occurred in the financial condition, business, operations, property or prospects of the Borrower, Holdings or any subsidiaries of Holdings, including, without limitation, BET. Eighth, no competing financing to the Borrower, Holdings or any subsidiaries or Holdings, including, without limitation, BET, will be offered or arranged. Ninth, no change or proposed change in law shall have occurred that could materially and adversely affect the Facility, the Acquisition or the economic consequences thereof.

       Without in any way limiting the foregoing, we should emphasize to you that this is not, and should not be construed as, a commitment. Any commitment that we or any of our affiliates might provide in connection with the Facility or the Acquisition would only be provided after internal credit approval is obtained in respect thereof and would be provided pursuant to a written agreement separate from this letter.

       We shall have the right to review and approve all public announcements and filings relating to the transactions contemplated hereby that refer, directly or indirectly, to us or to this letter before they are made (such approval not to be unreasonably withheld), provided that you and BET may name us and make reference to factual matters concerning us in a press release and filings made by you in connection with the Acquisition.

       You should be aware that other companies with interests that may conflict with yours may be or become customers of us or our affiliates, and we or our affiliates may be providing, or in the future may provide, financing or other services to them.

       Except as required by law or unless we otherwise consent in writing, you are not authorized to show or circulate this letter, or disclose any of the contents hereof, to any other person or entity other than your legal and financial advisors and the board of directors of Holdings and their legal and financial advisors, in each case solely in connection with the Facility and the Acquisition, each of whom shall be similarly restricted.

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       This letter shall not become effective until it has been accepted by you, such acceptance to be effected by your countersigning and returning this letter, accompanied by your payment of the fee referred to in the fee letter of even date herewith accompanying this letter, to the undersigned no later than Wednesday, March 18, 1998.

                                   Very truly yours,

                                   THE BANK OF NEW YORK COMPANY, INC.

                                   By:  /s/ Kalpana Raina
                                        ---------------------------------
                                   BNY CAPITAL MARKETS, INC.

                                   By:  /s/ Torry Berntsen
                                        ---------------------------------

ACCEPTED AND AGREED:

BTV ACQUISITION CORPORATION


By:  /s/ Robert L. Johnson
     -------------------------------
     Name:  Robert L. Johnson
     Title:  President

LIBERTY MEDIA CORPORATION


By:  /s/ Robert R. Bennett
     -------------------------------
     Name:  Robert R. Bennett
     Title:  President

Date: March 15, 1998

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